Exhibit 99.1

PACIFIC GREEN ACQUIRES BATTERY ENERGY STORAGE SYSTEM DESIGN COMPANY INNOERGY LIMITED

DOVER, DE / ACCESSWIRE / October 20th 2020 / Pacific Green Technologies, Inc. (the “Company” or “PGTK”, (OTCQB:PGTK)) announces that it has acquired Innoergy Limited, a designer of battery energy storage systems whose clients include Osaka Gas Co. Ltd, in Japan, and Limejump Limited (“Limejump”), a subsidiary of Royal Dutch Shell plc. The acquisition marks PGTK’s entry into the battery energy storage system market in conjunction with PGTK’s joint venture partner, PowerChina SPEM.

Innoergy was founded in April 2019 by James Gratton and Gareth Dauley with supplemental seed capital provided by Ning Zhang, a co-founder of Limejump, the world’s first developer of virtual power platforms optimizing energy generation and storage. James Gratton was formerly Head of Engineering at Limejump and Gareth served as a Director of Limejump for two years having formerly worked at Honeywell on its battery energy storage systems and virtual power platforms in the UK. Innoergy is currently in negotiations to design and develop over 450MW of battery energy storage systems in Europe.

Scott Poulter, PGTK’s Chief Executive commented: “We believe that the battery energy storage system market has tremendous potential for growth as renewable energy continues to gain momentum. The team at Innoergy provide us with the expertise to build our energy storage platform in conjunction with PowerChina, and together we have the manufacturing capacity to rival the global leaders in the market as designers and manufacturers.”

James Gratton, co-founder of Innoergy commented: “After my time as Head of Engineering at Limejump, we are excited to be part of a new chapter in the development of battery energy storage systems. With the support of Pacific Green and their relationship with PowerChina we believe that we are now in an excellent position to become market leaders in the design and manufacture of battery energy storage systems.”

Gareth Dauley, co-founder of Innoergy commented: “We are delighted to be joining Pacific Green. Having spent a decade working in the developmental years of this exciting new industry with Honeywell and Limejump, with our combined capabilities we expect to witness the rapid acceleration of Pacific Green’s entry into the market due to its unrivalled connections with China’s leading energy storage technology, software and hardware companies.”

PGTK has continued to expand its technologies through its acquisition of ENGIN in December 2019 so that its portfolio now includes Concentrated Solar Power, Flue Gas Emmission Control Systems, Water Desalination and Battery Energy Storage Systems. PGTK continues to actively seek complementary technologies to add to its Cleantech portfolio.

Scott added: “Pacific Green is now targeting specific industries and sectors where its technology enhances the growing industry of Cleantech solutions. As well as having the capability and resources to carry out whole large scale projects, Pacific Green will continue to develop and produce new cutting edge products as we expand into new sectors.”

PGTK’s joint venture with PowerChina SPEM, one of the world’s largest engineering, procurement and construction companies with annual revenues of around $50 billion, combines elite technical expertise with unrivalled production capabilities in China ensuring PGTK can scale efficiently in each industry sector.

PGTK will continue to adhere to a high-quality development strategy, implement improved processes in all disciplines, and provide state of the art professional and efficient products and services for its customers.

About Pacific Green Technologies, Inc.

Pacific Green Technologies Inc. is focused on addressing the world’s need for cleaner and more sustainable energy. The Company’s strategy is to build through organic development and acquisition, a portfolio of patented competitive cutting edge technologies designed to meet increasingly stringent environmental standards.

For more information, visit PGTK’s website:
www.pacificgreentechnologies.com

About POWERCHINA SPEM Co. Ltd

POWERCHINA SPEM is a subsidiary of POWERCHINA, the largest power equipment manufacturer in the PRC. With abundant resources, expertise, strong manufacturing capacity, domestic sales channels and rich experience, POWERCHINA SPEM is in a strong position to deploy PGTK technology throughout the PRC.

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the ongoing effects of the pandemic on delays and orders regarding Pacific Green’s emission control system, potential business developments in India and future interest in our solar and desalination technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, general economic and political conditions, the continuation of the JV with POWERCHINA SPEM, and the ongoing impact of the pandemic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Scott Poulter, Chairman & CEO
Pacific Green Technologies
T: +1 (302) 601-4659

SOURCE: Pacific Green Technologies, Inc.